Exhibit 10.4

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Separation Agreement”) is entered into by and between Saema Somalya, an individual (“Departing Executive”) and Warren Resources, Inc., a Maryland corporation (the “Company”), effective as of the Effective Date (as defined below).  Capitalized terms used and not otherwise defined herein are used as defined in the Agreement (as defined below).

WHEREAS, the Company and the Departing Executive are parties to that certain Retention and Severance Agreement dated October 15, 2015 (the “Retention Agreement”); and

WHEREAS, the benefits payable under the Retention Agreement are identical to those that were payable under the Offer Letter dated December 24, 2013 between Departing Executive and the Company (the “Offer Letter”);

WHEREAS, the Departing Executive departed employment with the Company, including all positions as either an officer or director of the Company or any Company subsidiary, effective December 31, 2015 (the “Separation Date”); and

WHEREAS, the Company seeks to obtain a release of all claims and also obtain continuing obligations from Departing Executive regarding confidentiality, non-competition, non-solicitation and non-disparagement in connection with the Separation Date;

NOW THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Departing Executive and Company hereby mutually agree as follows:

1.                                      Status. On the Separation Date, Departing Executive’s position as Senior Vice President, General Counsel, and Corporate Secretary of the Company and as Director of various wholly owned Company subsidiaries and any other appointments and offices held with the Company, and any position with any third party organizations in which he represented the Company, ended.

2.                                      Separation Benefits.  Provided Departing Executive agrees to be bound by the continuing obligations set forth below and executes this Separation Agreement in connection therewith, the Company agrees to provide the Departing Executive with the following payments and benefits (collectively, the “Separation Benefits”):

(a)                                 The Company shall pay to the Departing Executive, in a lump-sum, an amount equal to $250,000, less all applicable authorized and required deductions and withholdings. This amount shall be payable within 14 days after the Effective Date (as defined below).

(b)                                 Provided Departing Executive elects to continue his medical care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will pay the premiums associated with such continued coverage on the first of each month commencing on January 1, 2016 and continuing until the earlier of (i) the date that the Departing Executive becomes covered by the medical plan of a subsequent employer, (ii) the date he is no longer eligible for continued medical coverage pursuant to COBRA, and (iii) September 1, 2016 (inclusive).

3.                                      Accrued Obligations.  Departing Executive acknowledges and agrees that the Company has paid him all amounts due to him for accrued and unpaid obligations through his Separation Date, including without limitation his accrued, but unpaid, base salary, accrued but unpaid benefits and expenses.  Departing Executive acknowledges and agrees that he is not due any compensation for unpaid salary, bonus, severance, incentive or performance pay, unreimbursed and properly incurred business expenses, or accrued or unused vacation time or vacation pay.

4.                                      No Other Payments.  Other than as specifically provided by, or preserved under, the terms and conditions of this Separation Agreement, Departing Executive will not be entitled to any other payments or benefits from the Company. For the avoidance of doubt, there shall be no accelerated vesting of any equity awards received by Departing Executive prior to his Separation Date.  Notwithstanding the terms of any equity compensation plan or related award agreement, Departing Executive acknowledges that all unvested restricted stock, stock options and other equity compensation awards were forfeited upon of the Separation Date and all vested stock options shall expire after three months from the Separation Date.

5.                                      Departing Executive’s Release of Claims and Continuing Obligations.  In consideration for the Separation Benefits and other promises and covenants contained herein, Departing Executive agrees to the following:

(a)                                 Release of Claims.

i.                                                        Departing Executive represents that Departing Executive has not filed any complaints, charges or lawsuits against the Company with any governmental agency or any court.

ii.                                                     Departing Executive expressly waives all claims against the Company and releases the Company, and any of the Company’s past, present or future parent, affiliated, related, and/or subsidiary entities (collectively with the Company, the “Company Entities”), and all of the past and present directors, shareholders, officers, general or limited partners, employees, agents, and attorneys, and agents and representatives of such entities, and employee benefit plans in which Departing Executive is or has been a participant by virtue of his employment with the Company (collectively, the “Releasees”), from any claims that Departing Executive may have against any Company Entity or the Releasees. It is understood that this release includes, but is not limited to, any claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (1) Departing Executive’s employment with any Company Entity or the termination thereof or (2) Departing Executive’s status at any time as a holder of any securities of the Company, including any claims for wages, stock or stock options, employment benefits or damages of any kind whatsoever arising out of the Agreement, any contracts, express or implied, any Company policy, any covenant of good faith and fair dealing, express or implied, any legal restriction on the Company’s right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Lilly Ledbetter Fair Pay Act, the Genetic Information Non-Discrimination Act, the New York Human Rights Law, the New York City Human Rights Law, all as amended, and any other federal, state or local law (the “Release”). This Release specifically includes, but is not limited to, any claims based upon the right to the payment of wages, incentive and performance compensation, bonuses, vacation, stock benefits or any other employee benefits, or any other rights arising under federal, state or local laws prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law provided, however, notwithstanding anything to the contrary set forth herein, that this Release shall not extend to (i) benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death, or onset of disability) arising after the Effective Date, (ii) Departing Executive’s rights to Severance Benefits, provided he complies with his obligations herein; (iii) any claims Departing Executive may have for indemnification pursuant to law, contract, Company governance documents, or Company policy, (iv) any claims for coverage under any applicable directors’ and officers’ insurance policy, or any other applicable insurance policy, in accordance with the terms of such policy, or (v) any claims arising from events that occur after the Effective Date. Notwithstanding this release of liability, nothing in this Separation Agreement prevents Departing Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating with such agency; however, Departing Executive understands and agrees that Departing Executive is waiving any and all rights to recover any monetary or personal relief or recover as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions

iii.                                                  Departing Executive understands that the Release includes a release of claims arising under the Age Discrimination in Employment Act (the “ADEA”). Departing Executive understands and warrants that Departing Executive has been given up to thirty (30) days to review and consider this Separation Agreement.  This Separation Agreement will be effective on the date that Departing Executive signs the Separation Agreement (such date, the “Effective Date”).

iv.                                                 Departing Executive fully understands the final and binding effective of the Release contained herein and other covenants of the Separation Agreement, including the waiver of all claims under the ADEA.

(b)                                 Noncompetition.  During the period (the “Restricted Period”) commencing on the Separation Date and ending on the first anniversary of the Separation Date, the Departing Executive shall not, (i) within ten (10) miles of any location in which, as of the Separation Date, the Company owns Assets, directly or indirectly, own, manage, operate, control, or participate in the ownership, management, operation or control of any Business, provided that the Departing Executive’s ownership of securities of two percent (2%) or less of any class of securities of a public company shall not, by itself, be considered to be competition with the Company or any Affiliate; (ii) acquire, offer to acquire, or agree to acquire, directly or indirectly, or through his affiliate, by purchase or otherwise, voting securities or direct or indirect right to acquire voting securities of the Company, that, together with any Company securities then beneficially owned by Departing Executive on the relevant date, or issuable upon Departing Executive’s exercise of equity awards outstanding, would result in the aggregate beneficial ownership of him, or of any entity that he directly or indirectly, owns, manages, operates, or controls, or in which Departing Executive participates in the ownership, management, operation or control, to equal 5% or more of the Company’s voting securities; (iii) make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules and regulations of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company; (iv) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets; or (v) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing actions.  For purposes of this Separation Agreement, “Business” shall mean the ownership of oil and/or gas assets, and “Assets” means the Company’s oil and/or gas assets. While Departing Executive shall be subject to all professional, ethical and other obligations relating to confidentiality and preservation of the attorney-client privilege, attorney work product and other applicable privileges and protections, nothing in this Section 5(b) or in Section 5(c) below shall be interpreted (or enforced) to restrain Departing Executive’s ability to provide legal services or otherwise practice law.

(c)                                  Nonsolicitation.  During the Restricted Period the Departing Executive shall not, directly or indirectly, and any entity to which Departing Executive is providing services shall not, directly or indirectly, (i) employ, solicit for employment or otherwise contract for the services of any individual who is or was an employee of the Company; (ii) otherwise induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company any employee respectively thereof; or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company, or interfere in any way with the relationship between any such customer, supplier, licensee or business relation and the Company.

(d)                                 Non-Disclosure.  The Departing Executive shall not (i) divulge, transmit or otherwise disclose, directly or indirectly, other than in the regular and proper course of business of the Company, any trade secrets or other confidential knowledge or information with respect to the operations or finances of the Company or any Affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company (all of the foregoing collectively hereinafter referred to as, “Confidential Information”), or (ii) use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company; provided, however, that the Departing Executive has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the general public other than through disclosure by the Departing Executive.  All Confidential Information, new processes, techniques, know-how, methods, inventions, plans, products, patents and devices developed, made or invented by the Departing Executive, alone or with others, while an employee of the Company which are related to the business of the Company and the Affiliates shall be and become the sole property of the Company, unless released in writing by the Board, and the Departing Executive hereby assigns any and all rights therein or thereto to the Company. Nothing contained herein prohibits the Departing Executive from: (i) disclosing Confidential Information when compelled to do so by law; (ii)  making a good faith report of possible violations of applicable law to any governmental agency or entity; or (iii) or making disclosures that are protected under the whistleblower provisions of applicable law.

(e)                                  (d)                                 Nondisparagement. The Departing Executive shall not take any action to disparage or criticize the Company or its respective employees, directors, owners or customers or to engage in any other action that injures or hinders the business relationships of the Company. The Company shall not take any action to disparage or criticize the Executive or to engage in any other action that injures the Executive’s reputation. Nothing contained in this Agreement or elsewhere shall preclude Executive or the Company from enforcing his or its rights under this Agreement, or from disclosing information in confidence to an attorney for the purpose of seeking professional advice concerning this Agreement, his employment with the Company or the termination thereof, or from responding truthfully to subpoenas, court orders, requests for information from governmental entities.

(f)                                   Return of Company Property.  Departing Executive acknowledges and agrees that all Confidential Information, files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company, whether prepared by the Departing Executive or otherwise coming into his possession in the course of his employment, is the exclusive property of the Company.  Departing Executive represents that he has delivered to the Company all such Confidential Information and Company property, and has not retained any Confidential Information or Company property (including, without limitations, any copies thereof).  However, nothing in this Agreement or elsewhere shall preclude the Departing Executive from retaining, and using appropriately, his rolodex (and electronic equivalents) or documents relating to his personal entitlements and obligations.

(g)                                  Enforcement. The Departing Executive and the Company each acknowledge that a breach of his/its covenants contained in this Section 5 may cause irreparable damage to the other party, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, each party agrees that if he/it breaches or threatens to breach any of the covenants contained in this Section 5, in addition to any other remedy which may be available at law or in equity, the other party shall be entitled to specific performance and injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy.

(h)                                 Scope of Covenants. The Company and the Departing Executive further acknowledge that the time, scope, geographic area and other provisions of this Section 5 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Separation Agreement. In the event that the agreements in this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

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(i)                                     Prior to signing this Separation Agreement, the Company advised the Departing Executive of his right to consult, and has been given adequate time to review, his legal rights with his attorney of choice.

(j)                                    Departing Executive has carefully read and has voluntarily signed this Separation Agreement.

6.                                      Company Release of Claims. The Company, on its behalf and on behalf of the Company Entities, waives (to the extent permitted by applicable law) all claims that any Company Entity may have against Departing Executive, and releases the Departing Executive from any claim that any Company Entity may have against Departing Executive, provided, however, this waiver and release in this Section 6 does not include any claims that any Company Entity may have against Executive (i) arising out of or relating to Departing Executive’s fraud, embezzlement, theft, or criminal conduct, which has a material adverse effect on any Company Entity, (ii) relating to the enforcement of this Separation Agreement, or (iii)  arising after the Effective Date.

7.                                      Complete Agreement.  Company and Departing Executive agree that this Separation Agreement sets forth all of the promises and agreements between them with respect to the subject matter described herein and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein contained, with respect to the subject matter described herein.  In the event of Departing Executive’s death or a judicial determination of his incapacity, references to the Departing Executive in this Agreement shall be deemed, as appropriate, to be references to his heirs, beneficiaries, estate, executor(s) or other legal representative(s).

8.                                      Cooperation.  Departing Executive agrees that upon written request of the Company, he will make himself reasonably available to cooperate with the Company, its subsidiaries and affiliates and any of their officers, directors, shareholders, or employees in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while Departing Executive was employed by the Company and in respect of which Departing Executive has knowledge (collectively, “Cooperation”). Departing Executive’s Cooperation may include, but not be limited to, being available to meet with directors, officers or employees of the Company and/or the Company’s counsel at mutually convenient times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. Departing Executive shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for his reasonable out-of-pocket travel and lodging expenses for such Cooperation.

9.                                      Changes to the Agreement.  This Separation Agreement may not be amended or modified unless such amendments or modifications are in writing and signed by Departing Executive and an authorized representative of the Company.

10.                               Remedies.  If Departing Executive commits a material breach of any of Departing Executive’s obligations under this Separation Agreement, in addition to any other legal or equitable remedies it may have for such breach, including the remedies in Section 5(f) above, the Company shall be entitled to its attorneys’ fees incurred due to such breach and shall have the right to terminate and recover the payments and benefits provided to Departing Executive under this Separation Agreement.  The termination or recovery of such payments or benefits in the event of Departing Executive’s breach will not affect Departing Executive’s continuing obligations under this Separation Agreement.  Notwithstanding the foregoing, this Section 9 will not apply if Departing Executive files a claim seeking to invalidate the validity of this Separation Agreement under the ADEA for failure to provide sufficient time for review and revocation as required under this law.  For the avoidance of doubt, any filing or assertion of any claim in violation of Section 5 or any other provision of this Separation Agreement shall constitute a breach for purposes of this Section.

11.                               Applicable Law.  This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to any rules governing conflicts of laws.

12.                               Jurisdiction.  The Departing Executive and the Company each consents to jurisdiction in the United States District Court for the Southern District of New York, or if that court is unable to exercise jurisdiction for any reason, the Supreme Court of the State of New York, New York County, for any suits, claims or actions concerning this Separation Agreement and each waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process and waives any objection to jurisdiction based on improper venue or improper jurisdiction.

13.                               Severability.  If any provision of this Separation Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Separation Agreement or any action in any other jurisdiction, but this Separation Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.                               No Waiver.  No delay or failure by any party hereto in exercising, protecting, or enforcing any of its rights, titles, interests, or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest, or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

15.                               Counterparts.  This Separation Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument.  Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth below; however, the same shall be effective as of the Effective Date.

DEPARTING EXECUTIVE

/s/ Saema Somalya
Date:	December 31, 2015	Saema Somalya

WARREN RESOURCES, INC.

		By	/s/ James A. Watt
Name: James A. Watt
Title: President and Chief Executive Officer